                   ANNEX I TO AGREEMENT DATED JANUARY 29, 1999
                                     BETWEEN
                                   ITEQ, INC.
                                       AND
                                 WILLIAM P. REID


                                  DEFINITION OF
                                  CERTAIN TERMS



         "BONUS PLAN" means (i) for calendar 1999, the Company's obligation to pay to you the amounts, if any, to which you would be entitled under the Company's corporate incentive bonus plan as presently in effect and (ii) for each subsequent year, any Plan adopted by the Board which provides for the payment of additional compensation on an annual basis to senior executive officers contingent upon the Company's results of operations for that specific year, as such Plan shall be amended or modified to, but not on or after, any Effective Date.

         "BYLAWS" means the bylaws of the Company as in effect at the date hereof and as the same shall be amended or otherwise modified to, but not on or after, any Effective Date.

         "CAUSE" means (i) your conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving scienter, or (ii) your willful failure to perform substantially your duties with the Company (other than a failure due to physical or mental illness) which is materially and demonstrably injurious to the Company, or (iii) only prior to an Effective Date, the engaging by you in any "business" engaged in activities in direct competition with the Company, whether as an employee, officer or director or through the beneficial ownership by you of 10% or more of the Voting Securities of such "business." No act or failure to act on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company.

         "CHANGE OF CONTROL" means the earliest date at which:

         (i) Any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or

         (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

         (iii) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or

         (iv) a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

         (v) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

         Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring more than 20% of either the combined voting power of the Company's outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

         "CHARTER" means the certificate of incorporation of the Company as in effect at the date hereof and as the same shall be amended or otherwise modified to, but not on or after, any Effective Date.

         "DEFINED CONTRIBUTION PLAN" means the ITEQ, Inc. 401K Plan, as the same shall be amended or modified to, but not on or after, any Effective Date.

         "DISABILITY" means your continuing full-time absence from your duties with the Company for 180 days or longer as a result of physical or mental incapacity.

         "EFFECTIVE DATE" means the earliest date upon which (i) any of the events set forth under the definition of Change of Control shall have occurred,
(ii) the receipt by the Company of a Schedule 13D stating the intention of any Person to take actions which, if accomplished, would constitute a Change of Control, or (iii) the public announcement by any Person of its intention to take any such action, in each case without regard for any contingency or condition which has not been satisfied on such date.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GOOD REASON" means any of the following:

                  (i) except as a result of your death or Retirement, or following the receipt by you of a Notice of Termination for Cause or due to Disability, a change in your status, title(s) or position(s) as an officer of the Company which, in your reasonable judgment, does not represent a promotion, with commensurate adjustment of compensation, from your status, title(s) and position(s) or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title(s) or position(s), or the withdrawal from you of any duties or responsibilities which in your reasonable opinion are consistent with such status, title(s) or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s); or

                  (ii) a reduction by the Company in your base salary; or

                  (iii) the failure by the Company to continue in effect any Plan in which you were then participating other than as a result of the normal expiration or amendment of any such Plan in accordance with its terms, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any such Plan on at least as favorable a basis to you as is the case on the date hereof or which would materially reduce your benefits under any of such Plan or deprive you of any material benefit enjoyed by you on the date hereof, except as proposed by you to the Board or the Compensation Committee thereof; or

                  (iv) the failure by the Company upon a Change of Control to obtain the assumption of this Agreement by any Successor (other than by merger or consolidation); or

                  (v) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination; and for purposes of this Agreement, no such purported termination shall be effective; or

                  (vi) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which you attended to or were engaged in prior to the date hereof and which do not otherwise violate your obligations hereunder; or

                  (vii) any continuing material default by the Company in the performance of its obligations under this Agreement, whether before or after a Change of Control.

         "OTHER PLANS" means any thrift; bonus or incentive; stock option or stock accumulation; pension; medical, disability, accident or life insurance plan, program or policy of the Company which is intended to benefit the chief executive officer and/or executive officers of the Company (other than the Bonus Plan or Defined Contribution Plan).

         "PERSON" means any individual, corporation, partnership, group, association or other "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or any Plans sponsored by the ICompany.

         "PLANS" means the Bonus Plan, Defined Contribution Plan and Other
Plans.

         "RETIREMENT" means termination of your employment on the "normal retirement date" coextensive with your attainment of age 65.

         "SEVERANCE PACKAGE" means your right to receive, and the Company's obligation to pay and/or perform on, the following:

                  (a) on or within ten days following an applicable Termination Date, the Company shall pay to you a lump sum, cash amount equal to the sum of (i) three times the highest annual rate of Base Salary in effect during the current year or any of the three years preceding the Termination Date and (ii) three times the greater of (A) the maximum award you would have been eligible to receive under the Bonus Plan in respect of the current year, regardless of any limitations otherwise applicable to the Bonus Plan (i.e., the failure to have completed any vesting period or the current measurement period, or the failure to achieve any performance goal applicable to all or any portion of the measurement period) or (B) the largest award earned (whether or not paid) under the Bonus Plan in respect of any of the three years preceding the Termination Date; and

                  (b) in addition to your entitlement to the vested portion of your interest in the Defined Contribution Plan in accordance with the terms of that plan, the Company shall pay to you, on or within ten days following the applicable Termination Date, an amount in cash equal to the unvested portion of the Company's contributions to your account; and

                  (c) immediately upon an applicable Termination Date, all options and rights to contingent incentive compensation granted to you under the Plans (other than the Bonus and Defined Contribution Plans and medical, disability, accident and life insurance plans and programs for which separate provision is made herein) which are not then fully vested, exercisable, distributable or otherwise performable by the Company shall immediately become fully vested, exercisable, distributable or otherwise performable by the Company as though any and all applicable performance goals had been met or achieved at maximum levels for all performance periods (including those extending beyond the Termination Date) and any and all other Plan contingencies had been satisfied in full at the Termination Date and the maximum benefits thereunder had been earned at the Termination Date, and solely for purposes of determining when any outstanding option shall lapse or expire, you shall be deemed to remain in the Company's employ until the option would have otherwise expired notwithstanding any contrary provision in the pertinent stock option plan or related option agreement;

                  (d) following an applicable Termination Date, you shall receive all benefits under and in accordance with the terms of the Plans (other than the Bonus and Defined Contribution Plans and medical, disability, accident and life insurance plans and programs and any subsequently adopted Other Plan fitting the description contained in clause (c) above, for all of which separate provision is made herein) in which you are at the time a participant, but only to the extent the same are vested under the terms of such Plans at the Termination Date; and

                  (e) unless you give notice to the Company pursuant to the next sentence within 90 days following an applicable Termination Date, the Company shall maintain in full force and effect, at its sole expense for the continued benefit of you and your dependents during the period from the Termination Date through the earlier of (i) two years from the Termination Date or (ii) the commencement date of equivalent benefits from a new employer, all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to the Termination Date. Alternatively, if you notify the Company that you so elect, the Company shall pay you within five days of such notification an amount in cash equal to two times the average annual cost incurred by the Company during the preceding three calendar years as a result of your participation in such welfare benefit Plans (or such fewer whole calendar years as you have so participated). If your participation in any such welfare benefit Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you are entitled to receive under such Plans. You shall not be required to pay any premiums or other charges for such policies. At the end of two years after the Termination Date, the Company, provided you have not previously received or are not then receiving equivalent benefits from a new employer, shall arrange, at its sole cost and expense, to enable you to convert you and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions.

         Anything else in this Agreement to the contrary notwithstanding, if an applicable Termination Date results from a merger or a tender offer or an exchange offer, then unless otherwise agreed to by both parties in writing, all amounts to which you shall at the closing thereof, or which you may upon subsequent notice or lapse of time, become entitled under this Severance Package or Section 9 shall be accelerated to, and become immediately due and payable contemporaneously with, such closing.

         "SHARES" means shares of Common Stock, $.001 par value, of the Company at the date of this Agreement, as the same shall be subsequently amended, modified or changed. The term "market value," when used with respect to a Share means the closing price therefor on the NASDAQ National Market or if not listed thereon, on such other exchange as shall at the time constitute the principal exchange for trading in Shares.

         "TERMINATION PACKAGE" means your right to receive, and the Company's obligation to pay and/or perform on, the following:

                  (a) on or within ten days following an applicable Termination Date, the Company shall pay to you a lump sum cash amount equal to the one times the highest annual rate of base salary in effect during the current year or any of the three years preceding the Termination Date.

                  (b) following an applicable Termination Date, you shall receive all benefits under and in accordance with the terms of the Plans (other than the Bonus Plan, for which separate provision is made above) in which you are at the time a participant, but only to the extent the same are vested under the terms of such Plans at the Termination Date.

         "VOTING SECURITIES" means, with respect to any corporation or business enterprise, those securities which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.